Exhibit 99.(k)(1)

Brandon J. Cage

Vice President and Managing Counsel

Protective Life and Annuity Insurance Company

Writer’s Direct Number: (205) 268-1889

Facsimile Number: (205) 268-3597

E-mail: brandon.cage@protective.com

April 11, 2025

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Dear Sir/Madam:

This opinion is submitted with respect to the registration statement on Form N-4, filed by Protective Life Insurance Company (the “Company”), as insurance company, with the Securities and Exchange Commission under the Securities Act of 1933. The single premium deferred registered index-linked annuity contracts registered under this registration statement are known as “Protective Market Defender Annuity” (the “Contracts”). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Nebraska and is a validly existing corporation.

2.	The Contracts constitute legally issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts.

Very truly yours,

/s/ Brandon J. Cage

Brandon J. Cage
Vice President and Managing Counsel